Exhibit 23.1

[LETTERHEAD OF MARCUM & KLIEGMAN LLP]

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Cardium Therapeutics, Inc. on Form S-8 of our report dated March 10, 2006, with respect to our audits of the financial statements of Cardium Therapeutics, Inc. as of December 31, 2005 and for each of the years ended December 31, 2005 and 2004 and for the period from December 22, 2003 (date of inception) through December 31, 2005 appearing in the Annual Report on Form 10-KSB of Cardium Therapeutics, Inc. for the year ended December 31, 2005.

/s/ Marcum & Kliegman LLP

New York, New York

November 10, 2006